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                                                                                                       Exhibit 12.1

                                             Senior Housing Properties Trust
                                           Computation of Ratios of Earnings to
                              Interest (before distributions on trust preferred securities)
                                              and Earnings to Fixed Charges
                                                  (dollars in thousands)


                                                         Three Months Ended June 30,           Six Months Ended June 30,
                                                         --------------------------            -------------------------
                                                            2002             2001                2002             2001
                                                            ----             ----                ----             ----
Earnings:
Net Income                                                $10,596          $ 2,750             $22,216          $ 5,586
Fixed charges                                               7,142            1,902              15,227            4,062
                                                          -------          -------             -------          -------
Adjusted earnings                                         $17,738          $ 4,652             $37,443          $ 9,648
                                                          -------          -------             -------          -------

Fixed charges:
Interest                                                  $ 6,439          $ 1,840             $13,821          $ 4,000
Distributions on trust preferred securities                   703               62               1,406               62
                                                          -------          -------             -------          -------
Total fixed charges                                       $ 7,142          $ 1,902             $15,227          $ 4,062
                                                          -------          -------             -------          -------
Ratio of earnings to interest
(before trust preferred distributions)                       2.8x             2.5x                2.7x             2.4x
Ratio of earnings to fixed charges
(includes trust preferred distributions)                     2.5x             2.4x                2.5x             2.4x

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